PACKAGING CORPORATION OF AMERICA ANNOUNCES ADDITIONAL $150 MILLION SHARE REPURCHASE AUTHORIZATION

Lake Forest, IL, July 21, 2015-- Packaging Corporation of America (NYSE: PKG) announced today that its Board of Directors has authorized the repurchase of an additional $150 million of the company’s outstanding common stock. Together with remaining authority under previously announced programs, the company may repurchase approximately $205 million of additional shares.

Repurchases may be made from time to time in open market or privately negotiated transactions in accordance with applicable securities regulations. The timing and amount of repurchases will be determined by the company in its discretion based on factors such as PCA’s stock price and market and business conditions.

Commenting on the additional authorization, Mark W. Kowlzan, Chief Executive Officer of PCA, said, “This share repurchase program, together with our dividend increase announced earlier this year, demonstrates PCA’s strong operating performance and cash generation as well as its continuing commitment to return value to our shareholders.”

PCA is the fourth largest producer of containerboard and corrugated packaging products in the United States and the third largest producer of uncoated freesheet paper in North America. PCA operates eight paper mills and 94 corrugated products plants and related facilities.

CONTACT:

Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA’s Website: www.packagingcorp.com

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future intent to repurchase shares. Statements that contain words such as “will,” “should,” “anticipate,” “believe,” “expect,” “intend,” “estimate,” “hope,” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; conditions in the paper and packaging industries, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.